Exhibit 10.1

ASSET PURCHASE AGREEMENT

AMONG
EP USA, LLC
AS COMPANY

EQUITY PARTNERS, INC. OF MARYLAND,
THE REXFORD COMPANY, LLC, AND
CROSS CONCEPTS, LLC
AS SELLERS

KEN MANN
DAN REXFORD
FRED CROSS
AS OWNERS

AND

EQUITY PARTNERS CRB LLC
AS BUYER

June 23, 2011

TABLE OF CONTENTS

1.	SALE OF ASSETS		1
	1.1	Sale of the Assets	1
	1.2	Excluded Assets	2
	1.3	Liabilities	2
	1.4	Purchase Price	2

2.	CLOSING		3
	2.1	Closing	3
	2.2	Actions of Company, Sellers and Owners at Closing	3
	2.3	Actions of Buyer at Closing	4

3.	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		4
	3.1	Organization	4
	3.2	Powers; Consents; Absence of Conflicts With Other Agreements, Etc	5
	3.3	Binding Agreement	5
	3.4	Compliance With Laws; Permits	5
	3.5	Property	6
	3.6	Litigation or Proceedings	6
	3.7	Environmental Matters	7
	3.8	Taxes	7
	3.9	Employee Relations	8
	3.10	Employee Benefit Matters	8
	3.11	Contracts	8
	3.12	Inventory	9
	3.13	Insurance	9
	3.14	Books and Records	9
	3.15	Broker’s or Finder’s Fees	9
	3.16	No Undisclosed Liabilities	9
	3.17	Intellectual Property	9
	3.18	No Misleading Statements	10
	3.19	Operations	10

4.	REPRESENTATIONS AND WARRANTIES REGARDING SELLERS		10
	4.1	Authorization	10
	4.2	No Violations	11
	4.3	Brokers, Finders and Investment Bankers	11
	4.4	Ownership	11

5.	REPRESENTATIONS AND WARRANTIES OF BUYER		11
	5.1	Organization	11
	5.2	Powers; Consents; Absence of Conflicts With Other Agreements, Etc	11
	5.3	Binding Agreement	12
	5.4	Proceedings	12
	5.5	No Brokers	12

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6.	REPRESENTATIONS AND WARRANTIES REGARDING PARENT		12
	6.1	Incorporation; Authorization	12
	6.2	Capitalization; Structure	13
	6.3	Litigation	13
	6.4	SEC Reports; Material Adverse Effect	13
	6.5	Disclosure	13

7.	REPRESENTATIONS AND WARRANTIES OF INVESTORS		13
	7.1	Access	14
	7.2	Investment Intent	14
	7.3	Ability to Bear Economic Loss	14
	7.4	Independent Investigations	14
	7.5	Accredited Investor	14
	7.6	State of Domicile	14

8.	COVENANTS		14
	8.1	Tax Matters.	14
	8.2	Sales Tax	15
	8.3	Prorations	15
	8.4	Confidentiality	16
	8.5	Winding Up	16
	8.6	Assignment of Name Under Certain Conditions	16

9.	MISCELLANEOUS		16
	9.1	Definitions	16
	9.2	Additional Assurances	21
	9.3	Cost of Transaction	21
	9.4	Choice of Law; Venue	21
	9.5	Waiver of Jury Trial	21
	9.6	Enforcement of Agreement	21
	9.7	Survival	21
	9.8	Notice	21
	9.9	Benefit/Assignment	22
	9.10	Third Party Beneficiaries	22
	9.11	Waiver of Breach	23
	9.12	Interpretation	23
	9.13	Tax Advice and Reliance	23
	9.14	Severability	23
	9.15	Gender and Number	23
	9.16	Divisions and Headings	23
	9.17	Entire Agreement	23
	9.18	Amendment	23
	9.19	Counterparts	23

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into on June 23, 2011, by and among EP USA, LLC, a Maryland limited liability company (“Company”), Equity Partners, Inc. of Maryland, a Maryland corporation (“Equity Partners”), The Rexford Company, LLC, a Maryland limited liability company (“Rexford Company”), Cross Concepts, LLC, a Maryland limited liability company (“Cross Concepts”) (Equity Partners, Rexford Company and Cross Concepts are individually each a “Seller” and collectively referred to herein as “Sellers”), Ken Mann, an individual resident of the State of Maryland (“Mann”), Dan Rexford, an individual resident of the State of Maryland (“Rexford”), Fred Cross, an individual resident of the State of Maryland (“Cross”) (Mann, Rexford and Cross are individually each an “Owner” and collectively referred to herein as “Owners”) (Company, Sellers, and Owners are sometimes each referred to herein individually as an “Investor” and collectively as “Investors”), and Equity Partners CRB LLC, a Delaware limited liability company (“Buyer”).  Capitalized terms in this Agreement are defined where used or in Section 9.1.

A.          Equity Partners owns eighty-five percent (85%) of the Equity Interests of Company; Rexford Company owns ten percent (10%) of the Equity Interests of the Company; and Cross Concepts owns five percent (5%) of the Equity Interests of the Company (collectively the Equity Interests owned by the Sellers are referred to herein as “LLC Interests”);

B.           Company desires to sell certain assets of Company to Buyer, and Buyer desires to purchase such assets from Company;

Intending to be legally bound, the parties agree as follows:

1.           SALE OF ASSETS.

1.1         Sale of the Assets.  On and subject to the terms and conditions of this Agreement, at Closing (as defined in Section 2.1), Company shall sell, assign, transfer and deliver to Buyer, free and clear of all Encumbrances, the following assets, rights, titles and interests, owned or leased by Company as of the Closing Date, whether tangible or intangible and personal, but excluding the Excluded Assets pursuant to Section 1.2 (all of the assets to be sold, assigned, transferred and delivered to Purchaser hereunder are collectively referred to herein as the “Acquired Assets”):

(a)           all machinery, equipment, furniture, office and other supplies, computer hardware and equipment, furnishings, parts, and similar property (collectively, the “Equipment”);

(b)           Company’s right to payment for any engagement entered into after the Effective Time ;

(c)           all Intellectual Property owned by Company, and all of Company’s rights to Intellectual Property used but not owned by Company;

(d)           Company’s rights to payment as set forth on Schedule 1.1(d);

(e)           Company’s rights to sublease property located at 101 N. West St., Easton, Maryland, covered by a lease between Equity Partners and D&M Properties;

(f)            To the full extent transferable, all licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises necessary to operate and conduct the business of the Company, together with assignments thereof, if required, and all waivers which Company currently has, if any, of any requirements pertaining to such licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises;

(g)           all rights relating to credits, prepaid expenses, deferred charges, advanced payments, security deposits, and prepaid items attributable to periods after the Effective Time; and

(h)           all customer lists and other books and records of the Company, and all manuals, books and records used in operating Company, including, without limitation, personnel policies and files and manuals, accounting records, and computer software.

1.2         Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, the following assets of Company shall be retained by Company and are not being sold or assigned to Buyer hereunder (all of the following are referred to collectively as the “Excluded Assets”):

(a)           Company’s cash; and

(b)           all accounts and notes receivable (whether current or noncurrent) of Company; and all causes of action specifically pertaining to the collection of the foregoing incurred prior to the Effective Time and not set forth on Schedule 1.1(d).

1.3         Liabilities.  Buyer shall not assume or become obligated for any liabilities of Company, other than those Payables incurred since the Effective Time and listed on Schedule 1.3, which Buyer shall assume from the Company at Closing.

1.4         Purchase Price.  On and subject to the terms and conditions of this Agreement, Buyer shall deliver (or cause to be delivered) the consideration described below to Company, Sellers or Owners (as set forth below) as purchase price to Company for the Acquired Assets.  At Closing, Company, Sellers and Owners shall cause such consideration to be further distributed as follows:

(a)           Equity Partners.  At Closing, Equity Partners shall receive (i) One Hundred Thousand Dollars and Zero Cents ($100,000.00) in Immediately Available Funds, (ii) Eighty-One Thousand Nine Hundred Sixty Seven (81,967) Parent Shares, and (iii) a Parent Option to purchase Two Hundred Thousand (200,000) Parent Shares;

(b)           Rexford Company.  At Closing, Rexford Company shall receive (i) Fifty Thousand Dollars and Zero Cents ($50,000.00) in Immediately Available Funds; (ii) Twenty Seven Thousand Three Hundred Twenty Two (27,322) Parent Shares, (iii) a Parent Option to purchase Twenty Thousand (20,000) Parent Shares; and (iv) a put option from Parent allowing Rexford Company to cause Parent to buy the Parent Shares and cancel the Parent Option described in this paragraph in exchange for a cash payment of One Hundred Fifty Thousand Dollars ($150,000) (the “Put Option”); and

(c)           Cross.  At Closing, Cross Concepts shall receive (i) Twenty Five Thousand Dollars and Zero Cents ($25,000.00) in Immediately Available Funds, (ii) Thirteen Thousand Six Hundred Sixty One (13,661) Parent Shares, and (iii) a Parent Option to purchase Ten Thousand (10,000) Parent Shares.

(d)           Immediately Available Funds Payments.  The payments of Immediately Available Funds referenced in (a) through (c) hereof shall be paid to Company at Closing and be distributed by Company to Sellers in accordance with the terms hereof.

(e)           Delivery.  Company, Owners and Sellers hereby authorize Buyer and Parent to deliver the Purchase Price as set forth in this Section 1.4, and shall jointly and severally indemnify Buyer and Parent for any claims or losses resulting from such delivery.

2.           CLOSING.

2.1         Closing.  The consummation of the transactions contemplated by this Agreement (“Closing”) will take place via email or facsimile on June 23, 2011 (“Closing Date”).  The transactions contemplated by this Agreement will be effective for accounting purposes as of 12:00:01 a.m. on March 10, 2011 (“Effective Time”).

2.2         Actions of Company, Sellers and Owners at Closing.  At or prior to Closing, the applicable Company, Seller, or Owner shall deliver to Buyer the following:

(a)           Bill of Sale.  A bill of sale executed by Company, transferring to Buyer title to all of the Acquired Assets, in form and substance reasonably acceptable to Buyer, together with physical possession of the tangible Acquired Assets;

(b)           Assignment of Right to Use Name.  An assignment by Equity Partners of all right, title and interest it may have to the name “Equity Partners” in form and substance reasonably acceptable to Buyer;

(c)           Authorizing Resolutions.  Copies of resolutions duly adopted by the governing body of Company authorizing and approving its performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the Transaction Documents, certified as true and in full force as of the Closing Date;

(d)           Countersigned Option Agreements.  Option Agreements representing the options to purchase the Parent Shares required to be delivered pursuant to Section 1.4, executed on behalf of the applicable Investor;

(e)           Countersigned Put Option.  The Put Option, executed on behalf of Rexford;

(f)           Accredited Investor Questionnaire. A questionnaire, completed and executed by each Investor, indicating the basis upon which such Investor has represented that he or it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

(g)           Other.  Such other instruments and documents as Buyer may reasonably request to effect the transactions contemplated hereby.

2.3         Actions of Buyer at Closing.  At Closing, Buyer shall deliver (or cause to be delivered) to, or as directed by Company, the following:

(a)           Cash Payment.  The cash payments required to be delivered pursuant to Section 1.4;

(b)           Parent Shares.  Stock Certificate(s) evidencing the Parent Shares required to be delivered pursuant to Section 1.4;

(c)           Countersigned Option Agreements.  Option Agreements representing the options to purchase the Parent Shares required to be delivered pursuant to Section 1.4, executed on behalf of Parent;

(d)           Countersigned Put Option.  The Put Option, executed on behalf of Parent;

(e)           Authorizing Resolutions.  Copies of resolutions duly adopted by Buyer authorizing and approving its performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the Transaction Documents, certified as true and in full force as of the Closing Date; and

(f)           Other.  Such other instruments and documents as Company may reasonably request to effect the transactions contemplated hereby.

3.           REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY.  As of the Effective Time and as of the Closing Date, Company, Mann and Sellers, jointly and severally, represent and warrant to Buyer that the following statements are true and correct in all respects, provided in the event that the following statements are not true and correct, Buyer’s shall be entitled to recover any damages resulting therefrom, but such damages shall be limited to the total value of the Purchase Price on the Closing Date:

3.1         Organization.  Company (i) is a limited liability company duly organized, validly existing and in good standing under the laws of Maryland, (ii) has the limited liability company power and authority to own or lease and to operate its assets and to conduct its business as currently conducted, (iii) is not required to be qualified to do business in any other jurisdiction, except to the extent that a failure to qualify in such jurisdiction would not have a material adverse effect on the Company or its business; and (iv) has not issued any certificates evidencing any Equity Interests.  The LLC Interests constitute all of the Equity Interests in Company.  There are not any outstanding (i) options, warrants, calls, commitments, pre-emptive rights, agreements or other rights to purchase any Equity Interests in Company, (ii) securities convertible into or exchangeable for any Equity Interests in Company, (iii) equity-based awards or rights relating to or valued by reference to the equity of Company, or (iv) other commitments of any kind for the issuance of additional Equity Interests or options, warrants or other securities of Company.  Company does not own, directly or indirectly, any shares of capital stock or other Equity Interests, or securities or interests convertible into or exchangeable for capital stock or Equity Interests in any other Person.

3.2         Powers; Consents; Absence of Conflicts With Other Agreements, Etc.  The execution, delivery, and performance by Company of this Agreement and all other agreements referenced herein, or ancillary hereto, to which Company is a party, and the consummation of the transactions contemplated herein by Company:

(a)           are within its statutory powers, are not in contravention of law or of the terms of its organizational documents, and have been duly authorized by all appropriate action of its governing body;

(b)           do not require any approval or consent required to be obtained by Company of, or filing required to be made by Company with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c)           will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge or encumbrance under, any indenture, agreement, lease, instrument or understanding to which Company is a party or by which Company is bound;

(d)           will not violate any statute, law, rule, or regulation of any governmental authority to which Company may be subject; and

(e)           will not violate any judgment, decree, writ, or injunction of any court or governmental authority to which Company may be subject.

3.3         Binding Agreement.  This Agreement and all agreements to which Company will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Company, and are and will be enforceable against Company in accordance with the respective terms hereof and thereof, except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally from time to time in effect.

3.4         Compliance With Laws; Permits.

(a)           Compliance with Laws.  The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, except to the extent that a failure to comply would not have a material adverse effect on the Company or its business.

(b)           Permits.  All Permits required for the Company to conduct its business have been obtained and are valid and in full force and effect, except to the extent that a failure to obtain a Permit would not have a material adverse effect on the Company or its business. All fees and charges with respect to such Permits as of the date hereof have been paid in full.

(c)           Broker Registration.  The business activities of the Company do not require the Company to register or license as a broker or dealer under U.S. federal law or the law of any state, except to the extent that a failure to register or license would not have a material adverse effect on the Company or its business.

(d)           Acknowledgement.  The parties acknowledge and agree that the representations and warranties contained in this Section 3 are made as of the Effective Time and the Closing Date, and that none of Company, Owners, or Sellers have made the representations or warranties contained in this Section 3.4 with respect to the Company’s activities after the Closing Date.

3.5         Property.

(a)         Property.  The Company does not own Real Property.  The Company has good and valid title to, or a valid leasehold interest in, all leased Real Property and Personal Property.  All of Company’s Personal Property and leasehold interests in Real Property are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(1)           liens for Taxes listed not yet due and payable; or

(2)           easements, rights of way, zoning ordinances and other similar Encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of Company and any restrictions set forth in the lease between Equity Partners and D&M Properties.

(b)         Copies of Documents; Compliance with Laws.  Company has made available to Buyer complete and correct copies of any leases affecting the Real Property, the terms of which are described in Schedule 3.5.  No improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than a Company. There are no Actions pending nor, to Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(c)         Sufficiency.  The Personal Property and Real Property constitute all the assets necessary to operate the business of the Company as it is currently conducted, and other than vehicles and personal computers owned by its independent contractors, the Company does not rely on assets owned by any Seller or Owner for the conduct of its business.

3.6         Litigation or Proceedings.

(a)           No Actions.  There are no Actions pending or, to the best of their knowledge, threatened (i) against or by Company or affecting any of their properties or assets; (ii) against or by any Seller or any Affiliate of Seller and relating to Company or its business, properties or assets; or (iii) against or by Company, any Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           No Governmental Orders.  There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Company or Company’s businesses, properties or assets.

3.7         Environmental Matters.

(a)           Compliance.  Company is currently and has at all times been in compliance with all Environmental Laws and has not, and no Seller or Owner has received from any Person any: (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law.

(b)           No Release.  There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of Company or any real property currently or formerly owned, operated or leased by Company.

(c)           No Assumed Liabilities.  Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

3.8         Taxes.

(a)           Timely Filed.  Company has timely filed all Tax Returns or extensions that it was required to file under applicable laws and regulations for Tax years prior to 2011.  All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable laws and regulations. All Taxes due and owing by Sellers or Company (whether or not shown on any Tax Return) have been paid.  Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Encumbrances for Taxes upon the LLC Interests or any of the assets of Company.  All Taxes that have not yet become due and payable on or at the Closing Date, have been adequately reserved in the financial statement of the Company.  Neither the Company nor the Sellers has entered into any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(b)           Withholding.  Company has never had Employees, and all Forms 1099 required with respect to independent contractors have been properly completed and timely filed.

(c)           No Assessments.  No taxing authority is expected to assess any additional Taxes for any period for which Tax Returns have been filed.  No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Company. Company has not received from any taxing authority any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company. There are no matters under discussion by Company or Sellers with any Governmental Authority with respect Taxes that may result in an additional amount of Taxes for which Sellers or Company may have any liability. Company’s Tax Returns have not been or and are not currently are the subject of audit.  Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company.

(d)           No Contracts.  Company is not a party to any Contract that has resulted or could result, separately or in the aggregate, in (i) the payment of any “excess parachute payment” within the meaning of Code §280G or any amount that will not be fully deductible as a result of Code §162(m), or (ii) the recognition of income and the imposition of any penalty or interest by any person under Code §409A.  Company has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).  Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to an understatement of federal income Tax within the meaning of Code §6662 (or any corresponding provision of state, local or foreign Tax law).  Company is not a party to, bound by, and has no liability pursuant to any Tax allocation or sharing agreement.  Company (A) has not been a member of an “affiliated group” defined under Code §1504(a) filing a consolidated federal income Tax Return, or (B) has no liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

3.9         Employee Relations.  Company has never had Employees.  All individuals characterized and treated by Company as consultants or contractors are properly treated as independent contractors under all applicable Laws.  No collective bargaining agreement exists or is currently being negotiated by Company.  There are no pending or, to the Knowledge of Seller, threatened EEOC claims, OSHA complaints, union grievances, wage and hour claims, unemployment compensation claims, workers’ compensation claims or the like with respect to any Employees.  To the best of Mann’s knowledge, Company has complied in all respects with all state and federal laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, and occupational safety and health.

3.10       Employee Benefit Matters.

(a)           No Benefit Plans.  Company has no Benefit Plan for which Company could have any Liability (as defined in Section 3.16).

(b)           No Liability.  No Seller, Company or any of their Affiliates (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; (ii) has any assets subject to a lien for unpaid contributions to any Benefit Plan which would be a Liability of Company or become a Liability of Buyer; (iii) has failed to pay premiums to the Pension Benefit Guaranty Corporation when due with respect to any pension plan which would be a Liability of Company; or (iv) is engaged in any transaction which would give rise to Liability under ERISA §§4069 or 4212(c) which would be a Liability of Company or become a Liability of Buyer.

3.11       Contracts.

(a)           Pipeline.  Schedule 1.1(d) sets forth a complete and accurate list of contingency fees for services that Company was entitled to receive as of the Effective Time, if transactions related to those agreements reach completion.  The fees described on Schedule 1.1(d)  are due under written Contracts that are valid and binding in accordance with their terms and are in full force and effect.

(b)           Other Contracts.  Company has delivered to Buyer true and correct copies of any Contract to which the Company is a party or by which it is bound (including all modifications, amendments and supplements thereto and waivers thereunder).  Each such Contract is valid and binding in accordance with its terms and is in full force and effect.  Neither Company nor, to Seller’s Knowledge, any other party thereto is in breach of or default under or is alleged to be in breach of or default under, or has provided or received any notice of any intention to terminate, any such Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right of obligation or the loss of any benefit thereunder.

3.12       Inventory.  Company has no inventory (whether raw materials, work-in-process or finished goods).

3.13       Insurance.  Schedule 3.13 sets forth all insurance policies maintained by Company covering the assets or operations of Company which are in full force and effect with no premium arrearage which arrearage would cause any cancellation or lapse of coverage.  Company has not (a) received any written notice or other communication from any such insurance company canceling or amending any of such insurance policies, and, to Sellers’ Knowledge, no such cancellation or amendment is threatened or (b) failed to give any notice or present any material claim which is still outstanding under any of such policies.

3.14       Books and Records.  Schedule 3.14 lists all organizational documents of the Company, copies of which have been provided to the Buyer.  Schedule 3.14 is complete and correct and represents all written records of meetings or actions taken by written consent of, the members of Company, or evidencing Ownership in the Company.

3.15       Broker’s or Finder’s Fees.  Company is not liable for the payment of any fee to any finder, broker or similar Person in connection with the transactions described in this Agreement.

3.16       No Undisclosed Liabilities.  Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liability” or “Liabilities”), except liabilities to be assumed by the Buyer in accordance with Section 1.3 all of which have been incurred in the ordinary course of business by the Company.

3.17       Intellectual Property.

(a)           Company owns all right, title and interest in and to all Intellectual Property used in Company’s business, including rights to use the name “Equity Partners,” that is necessary for the operation of the business of the Company as it has been conducted to date, free and clear of all Encumbrances.  Company has not licensed to any Person any right or interest in any of its Intellectual Property.

(b)           Company’s operations and use or exercise of any Company Intellectual Property do not give rise to or constitute any infringement, misappropriation or violation of the rights of any Person in such Intellectual Property.  Company has no obligation to compensate any Person for the ownership, license, acquisition, design, development, distribution, marketing, use or maintenance of any Intellectual Property.

(c)           Company has not received any notice or claim challenging or questioning the validity or enforceability of any of the Intellectual Property owned by Company.

3.18       No Misleading Statements.  To the best of Mann’s knowledge, no representation or warranty by Company or Sellers contained in this Agreement, and no statement contained in any schedule or the documents to be delivered by or on behalf of Company or Seller, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

3.19       Operations.  Prior to the 2010 calendar year, the Company conducted no business or operations.  Since the Effective Time, except as set forth on Schedule 3.19, there has been no:

(a)           material change, financial or otherwise, which has, or could reasonably be expected to have, an adverse effect on any of the Acquired Assets, the business of Company or its future prospects, or the results of the operations of Company;

(b)           increase in the compensation payable by Company to any of Company’s member, employees, directors, independent contractors or agents, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, members, independent contractors or agents of Company; or

(c)           termination, waiver or cancellation of any rights or claims of Company, under contract or otherwise.

4.           REPRESENTATIONS AND WARRANTIES REGARDING SELLERS.  Each of the Owners and Sellers represents and warrants on a several, and not a joint and several, basis that with respect to itself and the Owner or Seller listed opposite its name on Schedule X:

4.1         Authorization.  This Agreement and each agreement, document or instrument required to be delivered by such Seller or Owner hereby or in connection herewith has been duly executed and delivered by him, her or it and constitutes the valid and binding agreement of such Seller or Owner, enforceable against him, her or it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditor’s rights generally, general equitable principles and the discretion of the courts in granting equitable remedies.  Such Seller or Owner has full corporate or other power and authority to execute and deliver this Agreement and each agreement, document, or instrument required to be delivered by, if hereby or in connection herewith and to perform its obligations hereunder and to consummate the transactions provided for herein.  There is no Action pending or, to the knowledge of Seller or Owner, threatened against Seller or Owner that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

4.2           No Violations.  The execution, delivery and performance of this Agreement and each agreement, document or instrument required to be delivered by it hereby or in connection herewith and the consummation of the transactions contemplated by this Agreement do not and will not violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any Contract to which such Seller or Owner is a party or by which he, she or it (or any respective properties or assets) is subject or bound, (b) any Governmental Order to which such Seller or Owner is a party or by which he, she or it or any of his respective properties or assets is bound, or (c) any Law applicable to such Seller or Owner or any of its respective assets.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with such Seller’s or Owner’s execution, delivery or performance of this Agreement and each agreement, document or instrument required to be delivered by it hereby or in connection herewith.

4.3           Brokers, Finders and Investment Bankers.  Neither such Seller nor the Owner listed on Schedule X opposite its name has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

4.4           Ownership.  Such Seller is the record and beneficial owner of, and has good and valid title to, the LLC Interests listed on Schedule X opposite its name, free and clear of all Encumbrances, which LLC Interests represent all of the equity interests of the Company held or beneficially owned by such Seller.  Such Seller has not granted any option or right to purchase such LLC Interests other than to Buyer pursuant to this Agreement.  Such Seller is not a party to or bound by any agreement, option, warrant, right, contract, call or put that requires, or upon the passage of time or occurrence of any other event would require, the payment of money or transfer of any of such LLC Interests to anyone other than Buyer.  Such Seller is wholly owned, both beneficially and of record, by the Owner listed on Schedule X opposite its name, free and clear of all Encumbrances.  Such Owner has full corporate or other power and authority to execute and deliver this Agreement and the Transaction Documents on behalf of such Seller.

5.           REPRESENTATIONS AND WARRANTIES OF BUYER.   As of the Closing, Buyer represents and warrants to Seller the following:

5.1           Organization.  Buyer (i) is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, (ii) has the limited liability company power and authority to own or lease and to operate its assets and to conduct its business as currently conducted, and (iii) is not required to be qualified to do business in any other jurisdiction.

5.2           Powers; Consents; Absence of Conflicts With Other Agreements, Etc.  The execution, delivery, and performance by Buyer of this Agreement and all other agreements referenced herein, or ancillary hereto, to which Buyer is a party, and the consummation of the transactions contemplated herein by Buyer:

(a)           are within its statutory powers, are not in contravention of law or of the terms of its organizational documents, and have been duly authorized by all appropriate action of its governing body;

(b)           do not require any approval or consent required to be obtained by Buyer of, or filing required to be made by Buyer with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c)           will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge or encumbrance under, any indenture, agreement, lease, instrument or understanding to which Buyer is a party or by which Buyer is bound;

(d)           will not violate any statute, law, rule, or regulation of any governmental authority to which Buyer may be subject; and

(e)           will not violate any judgment, decree, writ, or injunction of any court or governmental authority to which Buyer may be subject.

5.3         Binding Agreement.  This Agreement and all agreements to which Buyer will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Buyer, and are and will be enforceable against Buyer in accordance with the respective terms hereof and thereof, except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally from time to time in effect.

5.4         Proceedings.  There are no Actions pending or, to the knowledge of Buyer, threatened, challenging the validity or propriety of the transactions contemplated by this Agreement.

5.5         No Brokers.  Neither Buyer nor its Affiliates have engaged or are liable for the payment of any fee to any finder, broker or similar Person in connection with the transactions described in this Agreement.

6.           REPRESENTATIONS AND WARRANTIES REGARDING PARENT.  Buyer hereby represents and warrants to the Investors that the following statements are true with respect to Parent:

6.1         Incorporation; Authorization.

(a)           The Parent is a corporation duly organized, validly existing and in good standing under the laws of Florida.  The Parent has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be duly qualified to transact business, has not had or would not, individually or in the aggregate, be reasonably likely to have a material adverse effect.

(b)           The Parent has all requisite corporate power and authority to execute and deliver this Agreement, to issue the Parent Shares and Parent Options required to be issued by Section 1.4.  Such issuance has been duly and validly authorized by the Board of Directors of the Parent.

6.2         Capitalization; Structure.  The authorized capital stock of the Parent consists of 300,000,000 shares of common stock and 10,000,000 shares of preferred stock.  After giving effect to this Agreement, (i) 27,083,030 shares of common stock are issued and outstanding, (ii) 592 shares of Series N preferred stock are issued and outstanding, and (iii) 3,776,607 shares of the Parent’s common stock have been reserved for issuance under the Parent’s equity incentive plans, of which options to purchase 2,492,031 shares of the Parent’s common stock are currently outstanding.  The Parent Shares and Parent Options required to be issued under Section 1.4 will, upon the issuance thereof following the payment therefore in accordance with the terms of this Agreement, be (i) duly authorized and validly issued and outstanding, (ii) fully paid and nonassessable, (iii) not subject to or issued in violation of preemptive or similar rights, rights of first refusal or other similar rights, and (iv) free and clear of any and all liens, claims and encumbrances of the Parent except as set forth in the articles of incorporation.

6.3         Litigation.  There are no pending or, to the knowledge of Parent, overtly threatened actions, suits or proceedings, either at law or in equity, which would reasonably be expected to impair in any material respect the ability of the Parent to perform its obligations under this Agreement or have a material adverse effect on the business condition of the Parent, or prevent or impede or delay the consummation of the transactions contemplated hereby.

6.4         SEC Reports; Material Adverse Effect.  The Parent has filed or furnished all required reports, schedules, forms, certifications, and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) as the case may be (together with all exhibits and schedules thereto and documents incorporated therein by reference, the “SEC Reports”).  At the time filed (or if amended or superseded by a subsequent filing, at the time of such subsequent filing) or declared effective, the SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Exchange Act, and in each case the published rules and regulations of the SEC thereunder, each as applicable to the SEC Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Since the date of the Parent’s last filing required under the Exchange Act, there has not occurred any circumstance or event that, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the Parent.

6.5         Disclosure.  The Parent has made available to the Investors all the information reasonably available to the Parent that Investors have requested for deciding whether to acquire the Parent Shares.

7.           REPRESENTATIONS AND WARRANTIES OF INVESTORS.  Each of the Investors, severally but not jointly, represents and warrants to the Parent that the following statements are true:

7.1         Access.  Investor acknowledges the receipt of such information regarding the Parent and the Parent Shares and Parent Options that Investor has requested and that Investor, or Investor’s representative, has thoroughly read and evaluated and understands the same and understands the nature of the risks involved in investment in the Parent Shares and Parent Options.  Further, Investor has been advised that the Parent is available to answer any and all questions about the Parent or Investor’s acquisition of Parent Shares and Parent Options, and Investor has asked the Parent such questions in this regard as Investor has deemed appropriate and has received satisfactory answers from the Parent to all such questions.

7.2         Investment Intent.  Except for the transfers between Investors contemplated by this Agreement, Investor is acquiring the Parent Shares and Parent Options for its own account and not for the account of others, and is not acquiring the Parent Shares and Parent Options for the purpose of reselling, transferring, or subdividing, or otherwise disposing of or hypothecating all or any portion of the Parent Shares and Parent Options, and Investor does not presently have any reason to anticipate any change in circumstances or other occasion or event that would necessitate that Investor sell the Parent Shares and Parent Options.  Investor acknowledges that the Parent Shares have not been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act or any applicable state securities laws, or an exemption from registration is available.

7.3         Ability to Bear Economic Loss.  Investor has sufficient net worth so that Investor’s acquisition of the Parent Shares and Parent Options will not be material when compared with Investor’s total financial capacity, and Investor’s acquisition of the Parent Shares and Parent Options and total investments are reasonable in relation to Investor’s total financial capacity.  Investor can afford to bear the economic risks of investment in the Parent Shares and Parent Options, including the risk of losing the entire investment.  Investor has adequate means of providing for its current financial needs and possible contingencies, exclusive of its investment in the Parent Shares and Parent Options.

7.4         Independent Investigations.  Investor is experienced and knowledgeable in business and financial matters in general and with respect to investments similar to an investment in Parent in particular, and is capable of evaluating the merits and risks of acquiring Parent Shares and Parent Options.  Investor acknowledges that Investor has received no representations or warranties from the Parent or its Agents or Affiliates, other than those contained herein, and has relied only upon the representations and warranties contained herein and the investigations conducted by Investor and Investor’s advisors in acquiring the Parent Shares and Parent Options.

7.5         Accredited Investor.  Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

7.6         State of Domicile.  Each Investor is domiciled in the state of Maryland.

8.           COVENANTS.

8.1         Tax Matters.

(a)           Tax Returns.  Sellers shall prepare and file, or cause to be prepared and filed, at their own expense, all Tax Returns of the Company.  Such Tax Returns shall be prepared in a manner consistent with past practices.  Sellers shall provide Buyer with copies of all Tax Returns of the Company prior to filing.  Notwithstanding anything to the contrary in this Agreement, Sellers shall pay any and all Pre-Closing Taxes and Post-Closing Taxes of the Company and the Sellers.

(b)           Assistance.  The parties hereto agree to furnish or cause to be furnished to each other or their respective Agents, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Acquired Assets as is reasonably necessary for the preparation of any Tax Return, claim for refund, audit or similar matter, or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of Taxes.

(c)           Tax Allocation.  Attached hereto as Schedule 8.1(c) is a preliminary allocation of the applicable portion of the consideration paid by Buyer pursuant to this Agreement among the Purchased Assets in accordance with Code §1060 and the Treasury Regulations thereunder (and any similar provisions of state, local or foreign law, as appropriate) (“Tax Allocation”).  The Tax Allocation shall be binding upon all parties hereto and can only be revised with the consent of all the parties hereto.  Buyer, the Company and Sellers shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Tax Allocation.  No party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

(d)           Income and Transfer Taxes.  Notwithstanding the foregoing, all income Taxes and other Taxes measured by income or earned surplus accruing to Company, Sellers, Investors or Owners, with respect to the transactions contemplated in this Agreement or otherwise shall be paid by Sellers.  Except as specifically provided herein, all real property transfer taxes, stamp, documentary, filing, recordation, and other similar Taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, attributable to the transactions contemplated by this Agreement (the “Transfer Taxes”), shall be borne by the party on which they are primarily imposed under applicable Law.  Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local Law for filing such Tax Returns, and such party will use its reasonable efforts to provide such Tax Returns to the other party at least 10 days prior to the due date for such Tax Returns.

8.2         Sales Tax.  Sellers shall promptly pay any tax liability to the Maryland Department of Revenue arising as a result of the transactions contemplated by this Agreement, provided, however, that provided, however, that Sellers and Buyer shall each pay fifty percent (50%) of any sales or use tax imposed as a result of the transactions contemplated by this Agreement.

8.3         Prorations.  To the extent not otherwise prorated pursuant to this Agreement, Buyer and Sellers shall prorate, as of the Closing Date, any and all current real estate and personal property lease payments, charges against the real estate, power and utility charges and all expenses that are normally prorated upon the sale of a going concern. In addition, Buyer and Seller Entities shall prorate as of the Closing Date any amounts with respect to (i) ad valorem taxes on the Acquired Assets and (ii) property taxes on the Acquired Assets. Payments for ad valorem and property taxes shall initially be determined based on the previous year’s taxes and shall later be adjusted to reflect the current year’s taxes when the tax bills are finally rendered.

8.4         Confidentiality.  From and after the Closing, Sellers and Owners shall, and shall cause their Affiliates and their respective Agents to, hold in confidence any and all confidential or proprietary information of the Company, whether written or oral, except to the extent that Sellers and Owners can show that such information (a) is generally available to and known by the public through no fault of any Seller, any Affiliate or Agent of Sellers or Owners; or (b) is lawfully acquired by such Seller or Owner after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If Sellers or Owners or any of their Affiliates or Agents are compelled to disclose any confidential information by judicial or administrative process or by other requirements of Law, such Seller or Owner shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that, at Buyer’s option and expense, Sellers or Owners shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

8.5         Winding Up.  Following the Closing Date, Sellers and Owners shall commence the winding up of the remaining business of Company, including the proper discharge of any liabilities not assumed by Buyer, and refrain from conducting any new business through the Company.

8.6         Assignment of Name Under Certain Conditions.  In the event that Mann should cease to be employed by Buyer or one of its Affiliates for any reason prior to January 1, 2013, Buyer shall upon written request of Company or Company’s assignees, execute an Assignment in the form attached hereto as Schedule 8.6 in order to assign to Company or Company’s assignees Buyer’s interest in the name “Equity Partners”, all of the telephone numbers currently used for the business of Company, and the domain name “equitypartnersinc.com”.  The parties agree that upon the date of such Assignment, neither party shall have any exclusive right to the customer lists of the Company.  In addition to the foregoing, upon the date of such Assignment, Buyer shall file with the Delaware Secretary of State the documents necessary to remove the phrase Equity Partners or EPI from its name.

9.           MISCELLANEOUS.

9.1         Definitions.  In this Agreement, the following terms have the following meanings:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, bankers, attorneys, accountants and other agents of such Person.

“Benefit Plan” means each benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program and other arrangement (and any amendments thereto), and each multiemployer benefit plan (as described in ERISA §4001(a)(3)), whether or not reduced to writing, in effect and covering one or more Employees and the beneficiaries and dependents of any such Employee, and which is currently or at any time during the seven (7) years prior to the date of this Agreement been maintained, sponsored, contributed to, or required to be contributed to by Company or any ERISA Affiliate, or under which Company or any ERISA Affiliate has or may have any liability for premiums or benefits, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or required by Law to be closed for business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Dollars or $” means the lawful currency of the United States.

“Employees” means any current or former employees, agents, consultants, or contractors of Company.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority:  (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” mean membership interests, limited liability company interests and other ownership interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means (i) any Person or trade or business that is required to be aggregated with any the Company under Code Sections 414(b), (c), (m) or (o); (ii) any other Person or trade or business that has adopted, has ever participated in, has ever contributed to, has ever been obligated to contribute to or whose employees have ever participated in any Benefit Plan; and (iii) any predecessor or successor Person or trade or business of any entity or Person described in (i) or (ii) of this definition.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Immediately Available Funds” means paid by wire transfer in accordance with wire instructions delivered to Buyer or Seller, as applicable, not less than two Business Days prior to the date such payments are due.

“Intellectual Property” means all: (a) patents, provisionals, registrations and applications for registration; (b) trademarks, service marks, trade dress, Internet domain names, registrations and applications for registration; (c) copyrights and registrations and applications for registration;  (e) industrial designs and any registrations and applications; (f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable; (g) domain names (h) other proprietary rights relating to any of the foregoing; and (i) copies and tangible embodiments thereof.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or is reasonably expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of Company, or (b) the ability of any party to consummate the transactions contemplated hereby on a timely basis.

“Parent” means Counsel RB Capital Inc., a Florida corporation, and a third party beneficiary of this Agreement.

“Parent Option” means an option to purchase Parent Shares at an exercise price of $1.83 per share, subject to the terms and conditions of an option agreement executed by the recipient of the Parent Option and Parent.

“Parent Shares” means shares of common stock of Parent.

“Payables” means obligations of Company to make payment for goods provided or services rendered.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Property” means the tangible and intangible personal property and other assets (excluding the Real Property) owned, leased or subleased by the Company.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes for any Pre-Closing Tax Period.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Sellers’ Knowledge” or “Knowledge of Seller” or any similar phrase means all facts and circumstances known by any Owner, or facts and circumstances that would have been known following reasonable inquiry.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement and each other agreement entered into pursuant to this Agreement.

9.2           Additional Assurances.  From time to time after Closing, any party shall execute and deliver such other instruments and take such other actions as is reasonably requested to give effect to the transactions contemplated by this Agreement.  Without limiting the foregoing, Sellers and Owners shall assign any assets or rights owned by them that are currently used in the business of the Company that are not effectively transferred by the transactions contemplated by this Agreement.

9.3           Cost of Transaction.  Whether or not the transactions contemplated hereby are consummated:  (i) Sellers and Owners shall pay the fees, expenses, and disbursements of Sellers and their Agents, accountants, and legal counsel incurred in connection with this Agreement; and (ii) Buyer shall pay the fees, expenses, and disbursements of Buyer and its Agents, accountants and legal counsel incurred in connection with this Agreement.

9.4           Choice of Law; Venue.  This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.  Exclusive venue for any action arising out of or related to this Agreement will be in state or federal court located in the County of New York, and each party consents to the jurisdiction of such courts and waives any defense based on lack of personal jurisdiction or inconvenient forum.

9.5           Waiver of Jury Trial.  EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT BE TRIED BY JURY.  EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO DEMAND TRIAL BY JURY.

9.6           Enforcement of Agreement.  Irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its terms or was breached.  The parties are entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, in addition to any other remedy to which they are entitled at law or in equity.

9.7           Survival.  The representations, warranties and covenants of the parties shall survive Closing and shall not be affected or deemed waived by reason of any investigation made by or on behalf of any party (including by any of its representatives) or by reason of the fact that any party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

9.8           Notice.  Any notice, demand, or communication required, permitted, or desired to be given hereunder will be effective when personally delivered, when received by confirmed overnight delivery from a reputable carrier, or five (5) days after being deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed as follows:

Equity Partners	101N. West St.
or Mann:	Easton, MD 21601

Rexford Company:
or Rexford:

Cross Concepts or Cross:

Buyer:	Jonathan Reich
Counsel RB Capital LLC
267 Central Avenue
White Plains, NY 10606

With a	Adam Levy
simultaneous	Counsel Corporation
copy to:	1 Toronto Street, Suite 700
P.O. Box 3
Toronto, ON M5C 2V6, Canada

and

Curtis Capeling
Harwell Howard Hyne Gabbert & Manner, P.C.
315 Deaderick Street, Suite 1800
Nashville, TN 37238

or to such other address, and to the attention of such other Person or officer as any party may designate by notice to all other parties, with copies thereof to the respective counsel thereof as notified by such party.

9.9           Benefit/Assignment.  This Agreement inures to the benefit of and is binding upon the parties hereto and their respective legal representatives, successors, and assigns.  No party may directly or indirectly, including by assignment, operation of law or change of control, transfer or assign this Agreement without the prior written consent of the other parties.

9.10         Third Party Beneficiaries.  This Agreement is intended solely for the benefit of Buyer, Sellers and Owners and their respective permitted successors or assigns, and does not confer third-party beneficiary rights upon any Person.  Parent is specifically designated as a third party beneficiary of this Agreement.

9.11         Waiver of Breach.  The waiver by any party of a breach or violation of any provision of this Agreement is not a waiver of any subsequent breach of the same or any other provision hereof.

9.12         Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

9.13         Tax Advice and Reliance.  None of the parties (nor any of the parties’ respective counsel, accountants or other representatives) has made or is making any representations to any other party (or to any other party’s counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable Tax laws.  Each party has relied solely upon the Tax advice of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto.

9.14         Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.15         Gender and Number.  Whenever the context of this Agreement requires, the gender of all words herein includes the masculine, feminine, and neuter, and the number of all words herein includes the singular and plural.

9.16         Divisions and Headings.  The division of this Agreement into articles, sections and subsections and the use of captions and headings are for convenience and have no legal effect in construing the provisions of this Agreement.

9.17         Entire Agreement.  This Agreement, including all exhibits and schedules hereto, and the Transaction Documents, supersedes all previous contracts, and constitutes the entire agreement among the parties regarding its subject matter.  No party is entitled to benefits other than those specified herein.  No oral statements or prior written material not specifically incorporated herein is of any force or effect.

9.18         Amendment.  This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each party hereto.

9.19         Counterparts.  This Agreement may be executed in counterparts, each of which will be an original, and all of which together will be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will have the same legal effect as delivery of an original signed copy of this Agreement.

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The parties have executed this Agreement as of the date first above written.

COMPANY:

EP USA, LLC

By:
Name:
Title:

SELLERS:

EQUITY PARTNERS, INC. OF MARYLAND

By:
Name:
Title:

THE REXFORD COMPANY, LLC

By:
Name:
Title:

CROSS CONCEPTS, LLC

By:
Name:
Title:

OWNERS:

Ken Mann

Dan Rexford

Fred Cross

[Signature Page to Asset Purchase Agreement]

BUYER:

EQUITY PARTNERS CRB LLC

By:
Jonathan Reich, Co-CEO

[Signature Page to Asset Purchase Agreement]